UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

WEYCO GROUP, INC.

(Name of Registrant as Specified in Its Charter)

Filed by Registrant

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transactions applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Glendale, Wisconsin

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2010

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of WEYCO GROUP, INC., a Wisconsin corporation (hereinafter called the “Company”), will be held at the general offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, on Tuesday, May 4, 2010 at 10:00 A.M. (Central Daylight Time), for the following purposes:

1.	To elect two members to the Board of Directors,
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2010, and
3.	To consider and transact any other business that properly may come before the meeting or any adjournment thereof.

The Board of Directors recommends that the shareholders vote FOR items 1 and 2 above.

Important Notice Regarding the Internet Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 4, 2010

The Proxy Statement and Notice of Annual Meeting and the 2009 Annual Report
on Form 10-K are available on the Company’s website at
http://www.weycogroup.com/sec_filing.html

The Board of Directors has fixed March 1, 2010 as the record date for the determination of the common shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.

The Board of Directors requests that you indicate your voting directions, sign and promptly mail the enclosed proxy for the meeting. Any proxy may be revoked at any time prior to its exercise.

If you have questions or comments, please direct them to Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, Attention: Secretary. Please also contact the Secretary if you would like directions to the Annual Meeting.

By order of the Board of Directors,

JOHN F. WITTKOWSKE
Secretary

Date of Notice: March 29, 2010

i

PROXY STATEMENT

Introduction

The enclosed proxy is solicited by the Board of Directors of Weyco Group, Inc. (the “Company”) for exercise at the annual meeting of shareholders to be held at the offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, at 10:00 A.M. (Central Daylight Time) on Tuesday, May 4, 2010, or any adjournment thereof.

The Proxy Statement and Notice of Annual Meeting of Shareholders and the 2009 Annual Report on Form 10-K are also available on the Company’s website at http://www.weycogroup.com/sec_filing.html. The 2009 Annual Report on Form 10-K, which also accompanies this Proxy Statement, contains financial statements for the three years ended December 31, 2009 and certain other information concerning the Company. The 2009 Annual Report on Form 10-K is neither a part of this Proxy Statement nor incorporated herein by reference.

Any shareholder delivering the form of proxy has the power to revoke it at any time prior to the time of the annual meeting by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person by giving notice of such election to the Secretary of the Company. Attendance at the meeting will not in itself constitute revocation of a proxy. Proxies properly signed and returned will be voted as specified thereon. The Proxy Statement and the proxy are being mailed to shareholders on approximately April 1, 2010.

The Company has outstanding only one class of common stock entitled to vote at the meeting — common stock with one vote per share. As of March 1, 2010, the record date for determination of the common shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, there were outstanding 11,337,370 shares of common stock.

Security Ownership of Management and Others

The following table sets forth information, as of the March 1, 2010 record date, with respect to the beneficial ownership of the Company’s common stock by each director and nominee for director, for each of the named executive officers identified in the “Compensation Discussion and Analysis” herein and by all directors and executive officers as a group.

	Number of Shares and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class(4)
Thomas W. Florsheim 333 W. Estabrook Blvd., Glendale, WI 53212	1,954,593	17.18%
Thomas W. Florsheim, Jr. 333 W. Estabrook Blvd., Glendale, WI 53212	1,562,716 (5)(6)	13.61%
John W. Florsheim 333 W. Estabrook Blvd., Glendale, WI 53212	626,859	5.46%
John F. Wittkowske	176,475	1.54%
Peter S. Grossman	54,850	*
Robert Feitler	236,020	2.08%
Frederick P. Stratton, Jr.	161,020	1.42%
Cory L. Nettles	6,520	*
Tina Chang	2,520	*
All Directors and Executive Officers as a Group (9 persons including the above-named)	4,781,573	40.34%

*	Less than 1%.

Notes:

(1)	Includes the following unissued shares deemed to be “beneficially owned” under Rule 13d-3 which may be acquired upon the exercise of outstanding stock options within 60 days of the record date: Thomas W. Florsheim — 37,500; Thomas W. Florsheim, Jr. — 141,988; John W. Florsheim — 141,988; John F. Wittkowske — 147,250; Peter S. Grossman — 30,000; Robert Feitler — 7,500; Frederick P. Stratton, Jr. — 7,500; Cory L. Nettles — 3,000; and All Directors and Executive Officers as a Group — 516,726.
(2)	Includes the following shares of restricted stock deemed to be “beneficially owned” under Rule 13d-3 as holders are entitled to voting rights: Thomas W. Florsheim — 2,150; Thomas W. Florsheim, Jr. — 5,175; John W. Florsheim — 5,175; John F. Wittkowske — 5,175; Peter S. Grossman — 2,550; Robert Feitler — 2,150; Frederick P. Stratton, Jr. — 2,150; Cory L. Nettles — 2,150; Tina Chang — 1,900; and All Directors and Executive Officers as a Group — 28,575.
(3)	The specified persons have sole voting power and sole dispositive power as to all shares indicated above, except for the following shares as to which voting and/or dispositive power is shared:

Thomas W. Florsheim	1,914,943
Thomas W. Florsheim, Jr.	179,584
John W. Florsheim	157,601
Peter S. Grossman	22,300
All Directors and Executive Officers as a Group	2,274,428
(4)	Calculated on the basis of outstanding shares on the record date plus shares which can be acquired upon the exercise of outstanding stock options within 60 days of the record date, by the person or group involved in accordance with Rule 13d-3.
(5)	These shares include 400,000 shares which he owns as sole trustee of a trust created for Thomas W. Florsheim (his father).
(6)	These shares include 400,000 shares which he owns as sole trustee of a trust created for Nancy P. Florsheim (his mother).

The following table sets forth information, as of December 31, 2009, with respect to the beneficial ownership of the Company’s common stock by those persons, other than those reflected in the above table, known to the Company to own beneficially more than five percent (5%) of the common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
(1) Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	1,040,147	9.2%

Note:

(1)	According to the Schedule 13G statement filed as a group by Royce & Associates, LLC in January 2010, Royce & Associates, LLC has sole voting and dispositive power with respect to 1,040,147 shares of common stock of the Company.

Items to Be Voted On

Proposal One: Election of Directors

At the annual meeting, two directors will be elected for terms expiring in 2013. The Corporate Governance and Compensation Committee has recommended, and the Board of Directors has selected, the following nominees for election: Tina Chang and Thomas W. Florsheim, both of whom are current directors of the Company.

A majority of the votes entitled to be cast by outstanding shares of common stock, represented in person or by proxy, will constitute a quorum at the annual meeting.

Directors are elected by a plurality of the votes cast by the holders of the Company’s common stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Votes “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. Votes will be tabulated by an inspector at the meeting.

If any of the nominees should decline or be unable to act as a Director, which eventuality is not foreseen, the proxies will be voted with discretionary authority by the persons named to vote in the proxy for a substitute nominee designated by the Board of Directors.

Thomas W. Florsheim, Jr. and John W. Florsheim are brothers, and their father is Thomas W. Florsheim. There are no other family relationships between any of the Company’s directors and executive officers.

The Board recommends that you vote FOR the election of Tina Chang and Thomas W. Florsheim.

Information regarding the nominees and the directors whose terms continue, including the particular skills, qualifications and other attributes that the Company believes qualify each of its nominees and continuing directors to serve on the Board, is set forth below. For additional information regarding the criteria to evaluate Board memberships, see “Board Information — Nomination of Director Candidates” below.

Nominees for Term Expiring 2013

Tina Chang, Age 38, Director since 2007

Member of Executive Committee, Audit Committee, and Corporate Governance and Compensation Committee

Since 1996, Ms. Chang has served as Chairman of the Board and Chief Executive Officer of SysLogic, Inc. (an information systems consulting and services firm). Ms. Chang also serves as a Director of The Private Bank — Wisconsin since 2004.

Ms. Chang brings to the Board a strong background in business, technology and process development in the information technology arena. With technology being a fluid and increasingly important component of business, Ms. Chang’s experience is invaluable to the Board. She is also strongly involved in the local business community and with charitable organizations, and brings to the Board these varied experiences.

Thomas W. Florsheim, Age 79, Director since 1964

Member of Executive Committee

Mr. Florsheim has served as Chairman Emeritus of the Company since 2002. Prior to that, Mr. Florsheim served as Chairman of the Board of the Company from 1968 to 2002, as Chief Executive Officer of the Company from 1964 to 1999, and as President of the Company from 1964 to 1968.

Mr. Florsheim brings to the Board a lifetime of experience in the shoe industry, including more than 30 years of leadership of the Company. Prior to his tenure at the Company, he was an executive at Florsheim Shoe Company. Through his more than 50 years of experience in the shoe industry, he brings significant expertise and depth of knowledge in every area of the shoe industry to the Company.

Continuing Directors for Term Expiring 2012

John W. Florsheim, Age 46, Director since 1996

Mr. Florsheim has served as President, Chief Operating Officer and Assistant Secretary of the Company since 2002. He also has served as a Director of North Shore Bank since 2008. From 1999 to 2002, Mr. Florsheim served as Executive Vice President, Chief Operating Officer and Assistant Secretary of the Company. From 1996 to 1999 he served as Executive Vice President of the Company, and from 1994 to 1996 he served as Vice President of the Company. Prior to joining the Company, Mr. Florsheim was a Brand Manager for M&M/Mars, Inc. from 1990 to 1994.

Mr. Florsheim brings to the Board over 15 years of experience in the shoe industry as well as detailed knowledge of the overall operations of the Company and expertise in the areas of sales and marketing, licensing and customer relations.

Frederick P. Stratton, Jr., Age 70, Director since 1976

Chairman of Audit Committee
Member of Executive Committee and Corporate Governance and Compensation Committee

Mr. Stratton has served as Chairman Emeritus of Briggs & Stratton Corporation (a manufacturer of gasoline engines) since 2003. He has also been a Director of Baird Funds, Inc., since 2004; and Wisconsin Energy Corporation and its subsidiaries, Wisconsin Electric Power Company and Wisconsin Gas LLC, since 1987. Mr. Stratton served as Chairman of the Board of Briggs & Stratton Corporation from 1986 to 2002. From 1977 to 2001, he served as Chief Executive Officer of Briggs & Stratton Corporation. He also formerly served as a Director of Midwest Air Group, Inc. from 1988 to 2007.

Through his many years of experience as the Chief Executive Officer of Briggs & Stratton, a large multinational manufacturing company, Mr. Stratton brings extensive experience in all areas of executive management, including finance, acquisitions, relations with retailers, sales and marketing, labor relations, and international business to the Board. In addition, Mr. Stratton continues to be an active member of several corporate and non-profit Boards, and his contributions over the years to the Company’s Board have been invaluable.

Cory L. Nettles, Age 40, Director since 2005

Member of Executive Committee, Audit Committee, and Corporate Governance and Compensation Committee

Mr. Nettles has served as Managing Director, Generation Growth Capital, Inc. (a private equity firm), since 2007. He has also been Of Counsel, Corporate Services and Government Relations, Quarles & Brady LLP (a law firm), since 2007. Mr. Nettles has also been a Director of The Private Bank — Wisconsin since 2007 and a Director of Baird Funds, Inc. and Baird Private Equity since 2008.

From 2005 to 2007, Mr. Nettles was a Partner, Corporate Services and Government Relations with Quarles & Brady LLP and was Secretary for the Wisconsin Department of Commerce from 2003 to 2005. He was also a Director of Midcities Venture Capital Fund from 2005 to 2007.

Mr. Nettles’ prior experience as Secretary for the Wisconsin Department of Commerce provides the Company with a unique insight into the government’s interactions with businesses. His background as an attorney provides a legal perspective to the Company’s corporate matters. Mr. Nettles is highly involved in many civic organizations and brings a depth of knowledge of the local business community to the Board.

Continuing Directors for Term Expiring 2011

Thomas W. Florsheim, Jr., Age 51, Director since 1996

Chairman of the Board since 2002

Mr. Florsheim has served as Chairman and Chief Executive Officer of the Company since 2002. Prior to that, Mr. Florsheim was President and Chief Executive Officer of the Company from 1999 to 2002, President and Chief Operating Officer of the Company from 1996 to 1999, and Vice President of the Company from 1988 to 1996.

Mr. Florsheim has worked at the Company for more than 25 years. Prior to becoming an executive of the Company, he held various managerial positions, this included managing the retail division and subsequently the purchasing department. Mr. Florsheim’s day-to-day leadership and intimate knowledge of the Company’s business and operations provide the Board with industry-specific experience and expertise.

Robert Feitler, Age 79, Director since 1964

Chairman of Executive Committee and Corporate Governance and Compensation Committee
Member of Audit Committee

Mr. Feitler has served as a Director of Strattec Security Corp. since 1995, and as a Director of TC Manufacturing Co. since 1974. From 1968 to 1996, Mr. Feitler was President and Chief Operating Officer of the Company.

Mr. Feitler worked for the Company as its President and Chief Operating Officer for 28 years. His intimate knowledge of the Company and industry are invaluable. He continues to be an active Director or trustee of many other public and private entities and he brings that experience to the Company.

Proposal Two: Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm for the Year Ended December 31, 2010

Deloitte & Touche LLP has audited the Company’s financial statements for many years. The Audit Committee appointed them as the Company’s independent registered public accounting firm for the year ended December 31, 2010.

The Company asks that you ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2010.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it is appropriate, as a matter of policy, to request that the shareholders ratify the appointment of its independent registered public accounting firm for 2010.

If the appointment is not ratified, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.

The Board recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2010.

Board Information

Composition of the Board of Directors

The Board of Directors currently has seven members. The Bylaws of the Company provide that there shall be seven Directors, divided into three staggered classes. Directors are elected to three-year terms. The number of Directors may be increased or decreased from time to time by amending the applicable provision of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent Director.

Meetings

The Board of Directors held four meetings during 2009. All members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. The Company’s policy is that its Directors should attend the annual meeting of shareholders. All Board members attended the annual meeting of the Company’s shareholders held on May 5, 2009, except for Thomas W. Florsheim and Cory L. Nettles. In accordance with rules of The NASDAQ Stock Market (NASDAQ), the Company’s independent directors have periodic meetings at which only independent directors are present.

Director Independence

Each year the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who do not have any of the categorical relationships that preclude a determination of independence under the NASDAQ listing standards, are considered to be independent directors.

In accordance with the applicable NASDAQ rules, the Board has determined that the following directors qualify as independent directors: Tina Chang, Robert Feitler, Cory L. Nettles, and Frederick P. Stratton, Jr. The Board concluded that none of these directors possessed the categorical relationships set forth in the NASDAQ standards that preclude a determination of independence, and that none of them have any other relationship that the Board believes would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Audit Committee and the Corporate Governance and Compensation Committee are comprised solely of directors who have been determined to be independent. Because of their relationships with the Company, Messrs. Thomas W. Florsheim, Thomas W. Florsheim, Jr. and John Florsheim have been deemed to not be independent directors.

Board Leadership Structure and Role in Risk Oversight

The Company combines the positions of Chairman of the Board of Directors and Chief Executive Officer. The Company’s management and Board of Directors believe that the Chief Executive Officer’s direct involvement in the day-to-day operations of the Company makes him best positioned to lead Board discussions of the Company’s short- and long-term objectives and helps ensure proper oversight of the Company’s risks. Additionally, the Company’s Board structure provides oversight by its independent directors. Each of the Board’s standing committees is chaired by an independent director and both the Audit Committee and the Corporate Governance and Compensation Committee are comprised solely of directors who are independent and meet periodically without any members of management present. The Board has not appointed an independent lead director.

The Company’s Board of Directors plays a role in the oversight of risks that could potentially affect the Company. The Board’s Audit Committee fulfills the formal responsibility of financial risk management as disclosed in its charter, which is available on the Company’s website. The Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Shareholder Communications with the Board

Shareholders wishing to communicate with the Board of Directors or with a particular Board member should address communications to the Board or to a particular Board member, c/o Secretary, Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212. All communications addressed to the Board or to a particular director or committee will be relayed to that addressee. From time to time, the Board may change the process through which shareholders communicate with the Board. Please refer to the Company’s website at www.weycogroup.com for changes in this process.

Nomination of Director Candidates

The principal functions of the Corporate Governance and Compensation Committee are: (1) to assist the Board by identifying individuals qualified to become members of the Board and its Committees, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to recommend to the Board the corporate governance guidelines applicable to the Company, including changes to those guidelines as appropriate from time to time; (3) to lead the Board in its periodic reviews of the Board’s performance; (4) to establish, subject to approval of the full Board, compensation arrangements for the Company’s executive officers; (5) to administer the Company’s equity incentive and other compensation plans, and approve the granting of equity awards to officers and other key employees of the Company and its subsidiaries; and (6) to communicate to shareholders regarding these policies and activities as required by the Securities and Exchange Commission (SEC) and other regulatory bodies. The Charter of the Corporate Governance and Compensation Committee is available on the Company’s website.

In carrying out its responsibilities regarding director nominations, the Corporate Governance and Compensation Committee has set guidelines and criteria to determine eligibility for nominees to the Board of Directors of Weyco Group, Inc., as follows:

•	The Committee will review each candidate’s qualifications in light of the needs of the Board and the Company, considering the current mix of director attributes and other pertinent factors (specific qualities, skills and professional experience required will vary depending on the Company’s specific needs at any point in time).
•	The Committee will consider the diversity of the existing Board, so that the Board maintains a body of directors from diverse professional and personal backgrounds.
•	There will be no differences in the manner in which the Committee evaluates candidates recommended by shareholders and candidates identified from other sources.
•	Any nominee should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others.
•	Any nominee should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.
•	Any nominee should possess substantial and significant experience which would be of value to Weyco Group in the performance of the duties of a director.
•	Any nominee should have sufficient time available to devote to the affairs of Weyco Group in order to carry out the responsibilities of a director.
•	To recommend a candidate, shareholders should write to the Corporate Governance and Compensation Committee, Weyco Group, Inc., 333 W. Estabrook Boulevard, Glendale, WI 53212, via certified mail. The written recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.
•	To be considered by the Committee for nomination and inclusion in the Company’s Proxy Statement, the Committee must receive shareholder recommendations for directors no later than December 2 of the year prior to the Annual Meeting of Shareholders.

From time to time, the Board may change the process through which shareholders may recommend director candidates to the Corporate Governance and Compensation Committee. The Company has not received any shareholder recommendations for director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

Director Compensation

Beginning July 1, 2009, directors of the Company who are not also employees of the Company or subsidiaries receive a quarterly retainer of $3,625. Prior to July 1, 2009, directors of the Company who were not also employees of the Company or subsidiaries, received a quarterly retainer of $1,875 and $1,000 for each Board or Committee meeting attended, except the compensation was $500 for each additional meeting attended on the same day. The following table shows director compensation for the non-employee directors for 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Thomas W. Florsheim	$13,000	$20,781	$33,781
Tina Chang	$14,500	$20,781	$35,281
Robert Feitler	$14,500	$20,781	$35,281
Cory L. Nettles	$14,500	$20,781	$35,281
Frederick P. Stratton, Jr.	$14,500	$20,781	$35,281

Notes:

(1)	This amount represents the grant date fair value of the shares of restricted stock granted on December 1, 2009, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718) using the grant date fair value of the Company’s stock ($23.09) on the date of grant. See Note 16 of the Notes to Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K.

On December 28, 2000, Chairman Emeritus of the Board, Thomas W. Florsheim, entered into a consulting agreement with the Company under which he agreed to act as advisor to the Company in connection with the Company’s acquisition and sale of products and materials. In accordance with this agreement, Thomas W. Florsheim was paid $14,400 in 2009.

Committees

The Board of Directors has three standing committees: an executive committee (the “Executive Committee”), a corporate governance and compensation committee (the “Corporate Governance and Compensation Committee”) and an audit committee (the “Audit Committee”).

Executive Committee

The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board, except for declaring dividends, filling vacancies in the Board of Directors or committees thereof, amending the Articles of Incorporation, adopting, amending or repealing Bylaws and certain other matters as provided in the Bylaws. No meetings of the Executive Committee were held in 2009.

Corporate Governance and Compensation Committee

The Company is committed to conducting its business with the highest standards of business ethics and in accordance with all applicable laws, rules and regulations, including the rules of the SEC and of the NASDAQ on which its common stock is traded. In addition to the NASDAQ rules and applicable governmental laws and regulations, the framework for the Company’s corporate governance is provided by: (a) the Company’s Articles of Incorporation and Bylaws; (b) the charters of its board committees; and (c) the Company’s Code of Business Ethics.

The Corporate Governance and Compensation Committee establishes compensation arrangements for senior management and administers the granting of stock-based awards to officers and other key employees of the Company and its subsidiaries. One meeting of the Corporate Governance and Compensation Committee was held in 2009. The charter of the Corporate Governance and Compensation Committee is available on the Company’s website.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board of Directors who served on the Corporate Governance and Compensation Committee during 2009 were an officer or employee of the Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of the Company’s Board of Directors or Corporate Governance and Compensation Committee.

Code of Business Ethics

The Company’s Code of Business Ethics sets forth ethical obligations for all employees, officers and directors, including those that apply specifically to directors and executive officers, such as accounting and financial reporting matters. Any waiver of the Code of Business Ethics requires approval of the Board of Directors or of a committee of the Board. The Company’s Code of Business Ethics is available on the Company’s website. If any substantive amendment is made to the Code, the nature of the amendment will be disclosed on the Company’s website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed in a current report on Form 8-K.

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Board of Directors adopted and approved a formal written charter for the Audit Committee in 2000 and amended that charter in March 2004. A copy of the charter of the Audit Committee is available on the Company’s website. The Board of Directors has determined that each of the members of the Audit Committee (Frederick P. Stratton, Jr., Tina Chang, Robert Feitler, and Cory L. Nettles) is “independent,” as defined in the current listing standards of the NASDAQ and the SEC rules relating to audit committees. This means that, except in their roles as members of the Board of Directors and its committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships with the Company that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years. In addition, the Board of Directors has determined that each Audit Committee member satisfies the financial literacy requirements of the NASDAQ and that Robert Feitler and Frederick P. Stratton, Jr. qualify as “audit committee financial experts” within the meaning of applicable rules of the SEC.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed and reviewed with the independent registered public accounting firm all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (PCAOB), including the matters required to be discussed with the Committee under PCAOB standard AU 380, Communication With Audit Committees, and SEC Rule 2-07 of Regulation S-X.

In addition, the Committee discussed with the independent registered public accounting firm their independence from management and the Company and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during 2009.

Pre-Approval Policy

Consistent with the rules of the SEC regarding the independent registered public accounting firm’s independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the following provision is included in the Audit Committee’s charter: “The Audit Committee shall . . . approve in advance the audit and permitted non-audit services to be provided by, and the fees to be paid to, the independent auditor, subject to the de minimus exceptions to pre-approval permitted by the rules of the SEC and NASDAQ for non-audit services.” No fees were paid to the independent registered public accounting firm pursuant to the “de minimus” exception to the foregoing pre-approval policy.

Report of Audit Committee

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following (among other things):

•	reviewed and discussed the audited financial statements for the year ended December 31, 2009 with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm;
•	discussed with Deloitte & Touche LLP those matters required to be discussed under generally accepted auditing standards and the standards of the PCAOB; and
•	received the written disclosure and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP, its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Frederick P. Stratton, Jr., Chairman
Tina Chang
Robert Feitler
Cory L. Nettles

Audit and Non-Audit Fees

The Audit Committee also reviewed the fees and scope of services provided to the Company by Deloitte & Touche LLP, independent registered public accounting firm, for the years ended December 31, 2009 and December 31, 2008. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) for the years ended December 31, 2009 and 2008 are reflected in the following table.

	2009	2008
Audit Fees(a)	$229,250	$193,500
Audit-Related Fees(b)	24,600	—
Tax Fees(c)	7,200	5,500
All Other Fees	—	—
Total	$261,050	$199,000

(a)	Audit fees consisted of fees for professional services for the audit of the Company’s financial statements, review of financial statements included in the Company’s Form 10-Q filings and services that are normally provided in connection with statutory or regulatory filings or engagements. These fees also include the audit of the Company’s internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002. The increase in 2009 relates to audit fees for the audit of the Company’s majority-owned subsidiary in Australia, which was acquired in 2009.
(b)	Audit-related fees consist of the internal control review work associated with the Company’s majority-owned subsidiary in Australia, which was acquired in 2009.
(c)	Tax fees consisted of fees for professional services performed with respect to tax compliance, tax advice and tax planning.

There were no other fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above in 2009 and 2008.

Compensation Discussion and Analysis and Executive Compensation

Report of Corporate Governance and Compensation Committee on Executive Compensation

In connection with its function to assist the Board of Directors in fulfilling its responsibilities to assure that the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of applicable tax and regulatory bodies, the Corporate Governance and Compensation Committee has (among other things) reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

Robert Feitler, Chairman
Tina Chang
Cory L. Nettles
Frederick P. Stratton, Jr.

Compensation Discussion and Analysis

The Corporate Governance and Compensation Committee (the “Committee”) establishes compensation arrangements for senior management and administers the granting of stock-based awards to officers and other key employees of the Company. The Committee is composed entirely of independent, non-employee members of the Board of Directors and has the authority to utilize consultants and advisors as it may deem appropriate. The Committee reports to the Board of Directors on its actions and recommendations and periodically meets in executive session without members of management or management directors present.

The expertise and knowledge of each executive officer is vital to the success of the Company. Although the substantial stock ownership by the Florsheim family gives them additional incentives to help the Company succeed, the Company believes that a fair and competitive executive compensation program is essential to attract and retain other key executives and is in the Company's long-term best interests. A key objective of the Company’s executive compensation program is to provide a fair and competitive compensation package to each of its executive officers without encouraging unnecessary risk-taking. Historically, the Company’s finance department has provided a comparative analysis of executive officer compensation to assist the Committee in making its executive compensation decisions. The analysis compares the Company’s compensation practices both to other shoe companies and to other Milwaukee area companies of similar size. Outside consultants have been used sparingly or not at all.

The primary elements of the Company’s compensation program are: (1) an annual base salary; (2) a performance-based annual cash bonus; (3) discretionary long-term stock-based awards, subject to time-based vesting requirements; and (4) pension benefits. The combination of these compensation elements is designed to provide executives competitive compensation that maintains a balance between cash and stock compensation tied to the performance of the Company and long-term shareholder value. To reinforce the importance of balancing long-term and short-term perspectives, the Company’s executives are provided with both (1) annual incentives, of which a portion is at-risk based on achievement of the Company's annual financial goals and objectives and (2) time-based long-term incentives which are intended to align the interests of executives with the interests of shareholders and encourage officer retention.

Base salaries are set at levels that are competitive with similar positions at other comparable companies and historically have increased modestly year-over-year. A material increase or decrease in an executive’s annual base salary would be considered if functional responsibilities changed substantially.

The annual cash bonus is principally designed to reward the achievement of Company-wide financial goals established by the Committee, as well as the individual performance of each executive officer throughout the year. The Company has historically set financial goals based on the results achieved in the prior year. For 2007, the annual bonus for Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske was awarded at the Committee's discretion, based largely upon their success in helping the Company achieve what the Committee determined to be an acceptable level of net earnings in light of particular market challenges facing the Company in that year. For 2009 and 2008, the potential for an annual cash bonus for Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske was based solely on the achievement of Company-wide financial goals set by the Committee. Specifically for 2009, a maximum bonus would have been paid had net earnings increased 6% over the prior year’s net earnings and a minimum bonus payment would have paid upon achieving a net earnings level of 94% of the prior year’s net earnings. The bonus was to be pro-rated for levels of net earnings between those amounts. See the table titled “Grants of Plan-Based Awards For 2009” for the estimated payouts for the non-equity incentive plan awards in 2009. In 2009 and 2008, the minimum level of net earnings was not achieved and, accordingly, no bonuses were awarded to these executives in those years.

The annual cash bonus for Mr. Grossman has two parts: 60% is based upon the achievement of a pre-determined level of gross margin dollars for his functional division, and the other 40% is awarded at the Committee’s discretion based on his individual performance and the performance of the retail division, for which he is also responsible. The portion of his 2009 bonus relating to gross margin dollars allowed for a minimum bonus if 94% of the prior year gross margin dollar level was met and a maximum bonus if the gross margin dollar level increased 6% over the prior year’s level. For the 2009 estimated payouts for the non-equity incentive plan awards, see the table titled “Grants of Plan-Based Awards For 2009.” For 2009,

Mr. Grossman was awarded 53% of the maximum eligible bonus based on the gross margin dollars of his functional division, and he received no bonus relating to the performance of the retail division, nor did he receive a discretionary bonus. For 2008, Mr. Grossman was awarded 56% of the maximum eligible bonus based on the gross margin dollars of his functional division, but no bonus was paid relating to the performance of the retail division or any discretionary bonus. For 2007, Mr. Grossman was awarded the maximum eligible bonus based on the gross margin dollars of his functional division, but less than the maximum amount based on the performance of the retail division.

The Committee believes that long-term stock-based awards provide performance incentives that encourage long-term growth in value for public shareholders. Accordingly, discretionary long-term stock-based awards are also an integral part of the Company’s executive compensation program (see Long-Term Incentive Plan Award Policy below).

The Company has no formal policy for allocating executive compensation between cash and non-cash or between annual and long-term compensation. Historically, the long-term component of the Company’s executive compensation has been non-cash and has been approximately 20 – 40% of total compensation; and the Company expects that approximate level to continue going forward.

Long-Term Incentive Plan Award Policy

The Company believes that participation in a long-term incentive program encourages a perspective of ownership with an equity stake in the Company. The Company also believes that participation in a long-term incentive program should increase with higher levels of responsibility, as individuals in leadership roles have the greatest influence on the Company’s strategic direction and results over time. In 2006, the Company established a policy of granting restricted stock and/or stock option awards annually each year on or about December 1. On December 1, 2009, shares of restricted stock or stock options were awarded to executive officers, non-executive officers and the Board of Directors of the Company. The Company also granted stock option awards to other key employees on December 1, 2009. The stock options were granted at the fair market value on the date of grant, which is defined in the 2005 Equity Incentive Plan as the average of the high and low trade prices on the grant date. The restricted stock and stock options awarded in 2009 vest ratably over four years on the anniversary of the grant date.

These awards were granted on the date the Board of Directors approved them. The stock options granted in 2009 expire in five years. Company “insiders,” as defined by the Company, are restricted from selling their shares during four black-out periods surrounding each quarter end.

Risk Management and Compensation

The Company has designed its compensation programs for executive officers and all other employees to not encourage or promote excessive risk-taking. Additionally, the Company’s compensation packages for senior management, executive officers and other key employees include long-term compensation awards which aim to reward performance over the longer term. Therefore, the Company believes that the risks, if any, arising from its compensation policies are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth total compensation of the Chief Executive Officer, the Chief Financial Officer and the other two executive officers of the Company for the years ended December 31, 2009, 2008 and 2007. The Company had only four executive officers throughout 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)*		Option Awards ($)*		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value ($)(10)		All Other Compensation ($)		Total ($)
Thomas W. Florsheim, Jr. Chairman and Chief Executive Officer	2009	$550,000	$0		$0		$144,300	(4)	$0 (7)		$430,742		$18,018	(12)	$1,143,060
	2008	$550,000	$0		$76,328	(2)	$60,450	(5)	$0	(7)	$630,419		$19,479	(12)	$1,336,676
	2007	$524,000	$219,300	(1)	$76,664	(3)	$77,881	(6)	—		$0	(11)	$16,116	(12)	$913,961

John W. Florsheim President, Chief Operating Officer and Assistant Secretary	2009	$525,000	$0		$0		$144,300	(4)	$0	(7)	$277,538		$12,602	(13)	$959,440
	2008	$525,000	$0		$76,328	(2)	$60,450	(5)	$0	(7)	$322,832		$13,826	(13)	$998,436
	2007	$468,000	$195,900	(1)	$76,664	(3)	$77,881	(6)	—		$37,631		$12,536	(13)	$868,612

Peter S. Grossman Senior Vice President, President, Nunn Bush Brand and Retail Division	2009	$320,000	$0		$0		$52,910	(4)	$36,000	(8)	$39,957		$9,381	(14)	$458,248
	2008	$320,000	$0		$38,164	(2)	$27,900	(5)	$37,500	(8)	$634,281		$9,544	(14)	$1,067,389
	2007	$308,000	$22,920	(9)	$38,332	(3)	$35,700	(6)	$64,680	(9)	$408,681		$7,129	(14)	$885,442

John F. Wittkowske Senior Vice President, Chief Financial Officer and Secretary	2009	$324,000	$0		$0		$144,300	(4)	$0	(7)	$370,372		$14,758	(13)	$853,430
	2008	$324,000	$0		$76,328	(2)	$60,450	(5)	$0	(7)	$603,128		$13,207	(13)	$1,077,113
	2007	$308,000	$114,600	(1)	$76,664	(3)	$77,350	(6)	—		$146,855		$9,647	(14)	$733,116

*	Pursuant to SEC rules adopted in late 2009, the amounts in the “Stock Awards” and “Option Awards” columns for 2008 and 2007 have been revised from the Company’s prior Proxy Statements to reflect the aggregate grant date fair value computed in accordance with ASC 718 (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment). The “Total” column has also been updated accordingly.

Notes:

(1)	In 2007 the Committee had discretion as to whether bonuses were awarded. The amounts shown represent bonuses awarded in those years.
(2)	This amount represents the grant date fair value of the shares of restricted stock granted on December 1, 2008 computed in accordance with ASC 718, using the grant date fair value of the Company’s stock ($27.26) on the date of grant.
(3)	This amount represents the grant date fair value of the shares of restricted stock granted on November 30, 2007 computed in accordance with ASC 718, using the grant date fair value of the Company’s stock ($27.38) on the date of grant.
(4)	This amount represents the grant date fair value of the stock option awards granted on December 1, 2009 using the fair value of $4.81 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 16 to the Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K.
(5)	This amount represents the grant date fair value of the stock option awards granted on December 1, 2008 using the fair value of $4.65 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 16 to the Consolidated Financial Statements in the Company’s 2009 Form 10-K.
(6)	This amount represents the grant date fair value of the stock option awards granted on November 30, 2007 using the fair value of $5.96 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 16 to the Consolidated Financial Statements in the Company’s 2009 Form 10-K.
(7)	In 2009 and 2008, the threshold net earnings level was not met, therefore no compensation was awarded.
(8)	In 2009 and 2008, Mr. Grossman achieved 53% and 56%, respectively of his financial goals and received awards according to his non-equity incentive plan. For estimated payouts for the non-equity incentive plan awards in 2009, see the “Grants of Plan-Based Awards for 2009” table.

(9)	In 2007, Mr. Grossman was awarded a bonus based on the performance of the retail division and the maximum award under the non-equity incentive plan based upon financial results above his goal for his functional division.
(10)	The change in pension value represents the aggregate change in the value of the benefits earned under all of the Company’s defined benefit plans. See “Pension Benefits” below for a more in-depth discussion of the plans.
(11)	The aggregate change in the value of the benefits earned by Mr. Thomas Florsheim, Jr. under all of the Company’s defined benefit plans was ($34,725) in 2007.
(12)	All other compensation relates to the use of an automobile, life insurance premiums, 401(K) match contributions, dividends on restricted stock and personal services.
(13)	All other compensation relates to the use of an automobile, life insurance premiums, 401(K) match contributions and dividends on restricted stock.
(14)	All other compensation relates to life insurance premiums, 401(K) match contributions and dividends on restricted stock.

Grants of Plan-Based Awards For 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Aggregate Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)		Target ($)(2)		Maximum ($)
Thomas W. Florsheim, Jr.		$82,500	(1)	$165,000	(1)	$247,500	(1)
	12/1/2009							—	30,000	$23.09	$144,300
John W. Florsheim		$78,750	(1)	$157,500	(1)	$236,250	(1)
	12/1/2009							—	30,000	$23.09	$144,300
Peter S. Grossman		$22,400	(3)	$44,800	(3)	$67,200	(3)
	12/1/2009							—	11,000	$23.09	$52,910
John F. Wittkowske		$43,200	(1)	$86,400	(1)	$129,600	(1)
	12/1/2009							—	30,000	$23.09	$144,300

Notes:

(1)	These awards were authorized by the Committee and relate to the achievement of Company-wide financial goals established by the Committee. A more detailed description of these awards is provided under “Compensation Discussion and Analysis.”
(2)	Threshold and maximum performance levels are specified for award purposes, but no target is specified. The amount shown in the “target” column is the amount that would have been earned for 2009 based on performance in 2008.
(3)	These awards were authorized by the Committee and relates to the 60% portion of Mr. Grossman’s annual cash bonus which is based upon the achievement of a pre-determined level of gross margin dollars for his functional division. A more detailed description of these awards is provided under “Compensation Discussion and Analysis” above.
(4)	The named executive officers were granted stock options on December 1, 2009. The options were granted at $23.09 per option, the fair market value of the Company’s stock, which is the average of the high and low trade prices on the grant date. The options vest ratably over four years.
(5)	This amount represents the grant date fair value of the stock option awards granted on December 1, 2009 using the fair value of $4.81 per option computed in accordance with ASC 718 as calculated under the Black-Scholes option pricing model as described in Note 16 to the Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2009

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Thomas W. Florsheim, Jr.	11/2/00	19,306			$8.50	11/2/10
	9/7/01	25,896			$7.84	09/7/11
	7/22/02	29,948			$12.04	07/22/12
	5/19/03	32,088			$16.79	05/19/13
	4/26/05	5,042			$19.83	04/26/10
	4/26/05	19,958			$18.03	04/26/15
	12/1/06						1,675	(4)	$39,597
	11/30/07	1,660	1,660	(1)	$30.12	11/30/12
	11/30/07	4,840	4,840	(1)	$27.38	11/30/12	1,400	(5)	$33,096
	12/1/08	3,250	9,750	(2)	$30.67	12/1/13	2,100	(6)	$49,644
	12/1/09		30,000	(3)	$23.09	12/1/14
John W. Florsheim	11/2/00	19,306			$8.50	11/2/10
	9/7/01	25,896			$7.84	09/07/11
	7/22/02	29,948			$12.04	07/22/12
	5/19/03	32,088			$16.79	05/19/13
	4/26/05	5,042			$19.83	04/26/10
	4/26/05	19,958			$18.03	04/26/15
	12/1/06						1,675	(4)	$39,597
	11/30/07	1,660	1,660	(1)	$30.12	11/30/12
	11/30/07	4,840	4,840	(1)	$27.38	11/30/12	1,400	(5)	$33,096
	12/1/08	3,250	9,750	(2)	$30.67	12/1/13	2,100	(6)	$49,644
	12/1/09		30,000	(3)	$23.09	12/1/14
Peter S. Grossman	5/19/03	13,000			$16.79	05/19/13
	4/26/05	12,500			$18.03	04/26/15
	12/1/06						800	(4)	$18,912
	11/30/07	3,000	3,000	(1)	$27.38	11/30/12	700	(5)	$16,548
	12/1/08	1,500	4,500	(2)	$30.67	12/1/13	1,050	(6)	$24,822
	12/1/09		11,000	(3)	$23.09	12/1/14
John F. Wittkowske	9/7/01	37,500			$7.84	09/07/11
	7/22/02	37,500			$12.04	07/22/12
	5/19/03	37,500			$16.79	05/19/13
	4/26/05	25,000			$18.03	04/26/15
	12/1/06						1,675	(4)	$39,597
	11/30/07	6,500	6,500	(1)	$27.38	11/30/12	1,400	(5)	$33,096
	12/1/08	3,250	9,750	(2)	$30.67	12/1/13	2,100	(6)	$49,644
	12/1/09		30,000	(3)	$23.09	12/1/14

Notes:

(1)	These option awards were granted on November 30, 2007 and vest ratably over four years on or about November 30 each year.
(2)	These option awards were granted on December 1, 2008 and vest ratably over four years on or about December 1 each year.
(3)	These option awards were granted on December 1, 2009 and vest ratably over four years on or about December 1 each year.
(4)	These stock awards were granted on December 1, 2006 and vest ratably over four years on or about December 1 each year.

(5)	These stock awards were granted on November 30, 2007 and vest ratably over four years on or about November 30 each year.
(6)	These options awards were granted on December 1, 2008 and vest ratably over four years on or about December 1 each year.
(7)	Amounts are calculated using the market value of the Company’s stock on December 31, 2009 of $23.64 multiplied by the number of non-vested restricted shares outstanding.

Option Exercises and Stock Vested in 2009

The following table provides information related to stock options exercised by and restricted stock vested to the named executive officers during 2009. The Company first granted shares of restricted stock on December 1, 2006. The shares of restricted stock vest ratably over four years and, accordingly, 25% of the restricted stock granted in 2006, 2007 and 2008 vested in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)(2)
Thomas W. Florsheim, Jr.	17,462	$257,565	3,075	$70,725
John W. Florsheim	17,462	$257,565	3,075	$70,725
Peter S. Grossman	—	$0	1,500	$34,500
John F. Wittkowske	30,000	$405,000	3,075	$70,725

Notes:

(1)	The value realized on exercise is calculated based on the difference between the option exercise price and the market value of the Company’s stock on the date of exercise multiplied by the number of shares exercised.
(2)	The value realized upon vesting is calculated based on the number of shares of restricted stock multiplied by the market value of the Company’s stock on the vesting date.

Pension Benefits

The Company maintains a defined benefit pension plan for various employees of the Company, including salaried employees. The Company also maintains an unfunded supplemental pension plan for key executives so they may receive pension benefits which they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. Retirement benefits are provided based on employees’ years of credited service and average earnings or stated amounts for years of service. The plans provide for normal retirement at age 65 and provide for reduced benefits for early retirement beginning at age 55. Pension benefits are payable under a variety of options, to be selected by the retiree and are calculated under a formula which is integrated with Social Security, although the amounts determined under the formula are not reduced by Social Security benefits. The normal retirement benefit is based on (i) the highest average earnings for any 5 consecutive years during the 10 calendar years ending with the year of retirement, (ii) length of service up to 25 years and (iii) the highest average covered compensation for Social Security purposes. Earnings covered by the plan are generally defined as wages for purposes of federal income tax withholding and, therefore, include the value realized upon the exercise of non-qualified stock options and other minor items in addition to those included in the above Summary Compensation Table as “Salary”.

The foregoing describes the general formula under the defined benefit plan and related excess benefits plan as revised in 1997. Those salaried employees who were covered in the plans on January 1, 1989 and all executive officers who are Senior Vice Presidents or above are provided with the higher of the benefits described above or a minimum benefit based on a prior formula through the defined benefit plan, the unfunded excess benefits plan described above and an unfunded deferred compensation plan. The normal retirement benefit under the prior formula is based on the highest average earnings for any 5 consecutive years during the 10 calendar years preceding retirement and length of service up to 25 years. The normal retirement benefit for executive officers who are Senior Vice Presidents or above is based on the highest average earnings for any 5 years during the 20 calendar years preceding retirement and length of service up to 25 years. There is no early retirement reduction if an executive officer retires at age 59 with at least 25 years of credited service. Minimum benefit amounts are not subject to any deduction for Social Security benefits. Under the excess benefits plan, upon a change in control, a lump sum benefit payment shall be made to each participant.

The following table provides information related to pension benefits earned by each of the named executive officers based on their number of years of credited service as of December 31, 2009.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Thomas W. Florsheim, Jr.		25
	Qualified Pension Plan		$405,485	$0
	Deferred Compensation Plan		$177,483	$0
	Excess Benefits Plan		$2,171,333	$0
John W. Florsheim		16
	Qualified Pension Plan		$188,293	$0
	Deferred Compensation Plan		$87,349	$0
	Excess Benefits Plan		$921,358	$0
Peter S. Grossman		25
	Qualified Pension Plan		$1,184,290	$0
	Deferred Compensation Plan		$103,668	$0
	Excess Benefits Plan		$1,943,097	$0
John F. Wittkowske		16
	Qualified Pension Plan		$239,734	$0
	Deferred Compensation Plan		$107,001	$0
	Excess Benefits Plan		$1,213,944	$0

Notes:

(1)	The number of years of credited service is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of December 31, 2009. For Messrs. Thomas W. Florsheim, Jr. and Peter S. Grossman, actual years of service are 29 and 45, respectively. However, under the plans, benefits are based on a length of service up to 25 years.
(2)	The actuarial present value of each named executive officer’s accumulated benefit under the plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of December 31, 2009.

Employment Contracts and Potential Payments Upon Termination or Change of Control

The Company has entered into employment contracts with Thomas W. Florsheim, Jr. and John W. Florsheim whereby, for services to be rendered, their employment will be continued until December 31, 2010, at salary levels to be determined and reviewed periodically. These contracts provide, among other things, that a lump sum amount equal to slightly less than three times his base amount compensation (as defined in Section 280G of the Internal Revenue Code) will be paid to Thomas W. Florsheim, Jr. and John W. Florsheim, respectively, as severance pay, in the event the Company terminates his employment without cause or he terminates his employment following a change of control of the Company. A “change of control” is defined in the employment agreements as: a change in control of more than 15% of the shares of the Company; the replacement of two or more directors by persons not nominated by the Board of Directors; any enlargement of the size of the Board of Directors if the change was not supported by the existing Board of Directors; a merger, consolidation or transfer of assets of the Company; or a substantial change in his responsibilities. In the event Thomas W. Florsheim, Jr. or John W. Florsheim is prevented from performing his duties by reason of permanent disability, his normal salary will be discontinued and a disability salary of 75% of his then current salary will be paid until December 31, 2010. Also, in the event Thomas W. Florsheim, Jr. or John W. Florsheim dies prior to the termination of his employment under the contract, a death benefit equal to his salary at the annual rate being paid to him at the date of death will be paid to a designated beneficiary for a three-year period. As of March 1, 2010, the annual salary of Thomas W. Florsheim, Jr. is $550,000 and John W. Florsheim’s annual salary is $525,000.

The Company has change of control agreements with two executives, John Wittkowske and Peter Grossman. These contracts provide that a lump sum equal to slightly less than three times his annual compensation (as defined in Section 280G of the Internal Revenue Code), calculated with respect to the three taxable year period ending before the date the change of control occurs, will be paid as severance pay in the event of a change of control. The change of control agreements define a “change of control” as an event in which:

(1)	more than 30% of the voting power of the outstanding stock of the Company is directly or indirectly controlled by a person or group of persons other than the members of the family of Thomas W. Florsheim and their descendents or trusts;
(2)	all or substantially all of the operating assets of the Company have been sold; or
(3)	a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

As of March 1, 2010, Mr. Wittkowske’s annual salary is $324,000 and Mr. Grossman’s annual salary is $320,000.

Other Information

Transactions with Related Persons

The Company's written Code of Business Ethics provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company's policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported to the Company’s Chief Financial Officer or another officer of the Company. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board of Directors or an appropriate committee.

Transactions with related persons are also subject to the Company's disclosure controls and procedures to ensure compliance with applicable law and requirements of the NASDAQ.

There were no transactions since the beginning of 2009, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company's common stock or their immediate family members, had a direct or indirect material interest.

Method of Proxy Solicitation

The cost of solicitation of proxies will be borne by the Company. The officers of the Company may solicit proxies from some of the larger shareholders, which solicitation may be made by mail, telephone, or personal contacts; these officers will not receive additional compensation for soliciting such proxies. Request will also be made of brokerage houses and other custodians, nominees and fiduciaries to forward, at the expense of the Company, soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, the Company’s directors, executive officers and any person holding more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year.

The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2009. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports they have filed with the SEC.

Other Matters

The Company has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies will be voted with discretionary authority with respect to any other matters that properly may be presented to the meeting.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than December 2, 2010, in order to be considered for inclusion in next year’s annual meeting proxy statement. In addition, a proposal submitted outside of Rule 14a-8 will be considered untimely, and the Company may use discretionary voting authority for any proposal that may be raised at next year’s annual meeting unless the proponent notifies us of the proposal not later than February 16, 2011.

March 29, 2010 Milwaukee, Wisconsin	JOHN F. WITTKOWSKE Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

WEYCO GROUP, INC.

May 4, 2010

COMMON STOCK

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and Proxy Statement including proxy card are available on the Company's website at http://www.weycogroup.com/sec_filing.html

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 050410

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors for their respective terms:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Tina Chang
○ Thomas W. Florsheim

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The shares represented by this proxy will be voted for Proposal 1 and 2 if no instruction to the contrary is indicated, or if no direction is given.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.